EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
     PULTE HOMES REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER 2006
•	Closed 12,566 Homes in Fourth Quarter 2006, a Decrease of 20%; Average Sales Price Per Home Increased 6% to Approximately $341,000

•	Fourth Quarter Impairments and Land-Related Charges in the Range of $330 to $350 Million

•	Preliminary Q4 EPS from Continuing Operations in the Range of a Loss of $.05 to Earnings of $.05

•	Q4 Debt-to-Total Capitalization Ratio 35%, with a Cash Position of $550 Million

•	Speculative Units Under Construction at Fourth Quarter End Reduced by 35% from Third Quarter 2006

•	Backlog of 10,255 Homes at End of Fourth Quarter, Valued at $3.6 Billion
     Bloomfield Hills, MI, January 18, 2007 — Pulte Homes (NYSE: PHM) today announced its preliminary and unaudited financial results for its fourth quarter 2006, and provided an update of its impairment and land-related charges. The Company expects fourth quarter results to be in the range of a loss of $.05 to earnings of $.05 per diluted share from continuing operations. Pulte Homes had previously issued earnings guidance in the range of $.30 to $.70 per diluted share, guiding to the lower end of the range in its earnings conference call for the third quarter.
     “As we stated during our third quarter earnings release, Pulte Homes continues to navigate through a challenging operating environment, with demand for new homes during the fourth quarter still far below pre-2006 levels,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Pulte’s operating approach during this downturn has been to improve our balance sheet metrics, as well as right-size our land inventory, house inventory and SG&A levels. We continue to reduce the number of homes we are starting, as evidenced by our meaningful reduction in speculative units under construction during the quarter. In addition, we experienced a stabilization to a slight improvement in our fourth quarter cancellation rate compared with the third quarter, as this metric showed progressive improvement throughout the period.”

     The Company closed 12,566 homes during the fourth quarter of 2006, a decline of 20% from the fourth quarter of 2005. Net new orders for the quarter were 6,446 homes, a 34% decrease from last year’s fourth quarter. For the full year 2006, home closings were 41,487, down 9% compared with 2005. Net new orders for the full year 2006 decreased 29% from the prior year to 33,925 homes. Unit backlog of 10,255 as of the end of the fourth quarter was valued at $3.6 billion.
     The Company is in the process of completing its valuation analysis of land inventory, land held for sale, deposits and pre-acquisition costs, and its investment in unconsolidated joint ventures. On a preliminary basis, Pulte Homes anticipates that these impairments and land-related charges will be in the range of $330 million to $350 million for the fourth quarter, or $.83 to $.88 per diluted share. The Company previously issued guidance of $150 million for impairments and land-related charges. “With our ongoing focus on the balance sheet, we continue to evaluate land positions, renegotiate contracts and, if necessary, forfeit deposits and pre-acquisition costs,” said Roger A. Cregg, Executive Vice President and CFO of Pulte Homes. “The net debt-to-total capitalization ratio for the Company was approximately 31% at year-end, with a cash position of approximately $550 million, and no debt outstanding on our revolving credit facility.”
     Pulte Homes will release its fourth quarter and full year 2006 earnings results following market close on Wednesday, January 31, 2007. The Company will webcast its conference call to discuss the fourth quarter results on Thursday, February 1, 2007 at 8:30 a.m. Eastern Time. To listen to the webcast, log on at www.pulte.com five minutes prior to the call. An archive of the conference call will be available on the Pulte Homes web site.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2005 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 53 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2006, Pulte Homes operations received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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